Exhibit 10.27

CONFIDENTIAL

_______________, 2004

Steven Kisielica

1747 N. Winchester

Chicago, IL 60622

Re: Severance Pay

Dear Steve:

This letter agreement sets forth the agreement of Strategic Hotel Funding, L.L.C. (the “Company”) to provide severance benefits to you in accordance with the terms and conditions set forth below (the “Severance Agreement”). It supersedes the severance letter agreement between Strategic Hotel Capital, L.L.C. and you dated June 19, 2003 (“LLC Letter”) and any other agreement by the Company or Strategic Hotel Capital, L.L.C. to provide severance to you under any circumstances.

Severance Benefits

Subject to the preconditions set forth below, in the event of your involuntary termination, the Company agrees to provide you:

(1) severance pay in the amount of twelve months of your base salary as of the date of your termination (hereafter, your “Termination Date”) plus the amount of any bonus actually paid to you during the twelve months prior to your Termination Date (collectively, the “Severance Payment”); and

(2) twelve months of continued group medical, dental, vision, and prescription drug coverage for you and anyone else in your family enrolled in such group benefit plans on your Termination Date who remains otherwise eligible for such coverage, on the same terms and conditions that such coverage is provided to you on your Termination Date (the “Continued Medical Coverage”). The applicable COBRA benefit continuation period, if any, shall begin coincident with the beginning of the Continued Medical Coverage. At the Company’s sole discretion, it may elect to pay you the cash equivalent of some or all of the Continued Medical Coverage, rather than providing such actual Continued Medical Coverage. Following the expiration of the Continued Medical Coverage (or following the Company’s decision to pay you the cash equivalent of some or all of the Continued Medical Coverage), you may continue participation with respect to such group benefit plans at your own expense to the extent permitted under applicable federal law (e.g., COBRA).

                                , 2004

Preconditions

As a precondition to your entitlement to any of the severance benefits set forth above, on or about your Termination Date, you must execute a completed release agreement in the form attached hereto as Exhibit A (the “Release Agreement”) and not revoke the Release Agreement within the seven day revocation period set forth therein.

Additionally, you will not be eligible for any of the severance benefits set forth above if:

(1) your termination is the result of (a) your failure to return from a vacation or an approved leave of absence or you otherwise abandon your job or voluntarily quit; or (b) your death; or

(2) you are terminated for cause, which determination shall be in the sole discretion of the Company.

Time for Payment

The Severance Payment will be payable in the form of a lump sum payment payable on or about the fifteenth business day following your execution and return of the Release Agreement or your Termination Date, whichever is later, provided that you have not revoked the Release Agreement in accordance with the revocation provisions set forth in the Release Agreement.

Source of Benefits

Benefits hereunder will be paid from the general assets of the Company. However, any insured benefits maintained while you or a family member are receiving Continued Medical Coverage will be paid by the insurer pursuant to the terms of the applicable insured plan.

Withholding of Taxes

The Company will withhold, or cause to have withheld, applicable income and payroll taxes from any benefit paid under this Severance Agreement, including any payment of the cash equivalent of Continued Medical Coverage, to the extent required by law.

Effect on Other Benefits

With the exception of the benefits specifically set forth above, all other Company provided benefits, including welfare benefits, will terminate on your Termination Date, unless otherwise required under the terms of the Company’s benefit plans or by applicable law.

                                , 2004

Term of Severance Agreement

The term of this Severance Agreement will be three years from July 3, 2003, the date you signed the LLC Letter. After the expiration of this period on July 2, 2006, the Severance Agreement will be null and void. However, the parties may agree in writing to extend the term of the Severance Agreement.

Transfers to Related Entities

A transfer or change in your employment from the Company to Strategic Hotel Capital, L.L.C. or Strategic Hotel Capital, Inc. or to any of the Company’s, Strategic Hotel Capital, L.L.C.’s or Strategic Hotel Capital, Inc.’s parents, subsidiaries, affiliated entities, successors or assigns (collectively, with the Company, Strategic Hotel Capital, L.L.C., and Strategic Hotel Capital, Inc., “the Company Group”) or among Company Group members shall not be treated as an involuntary termination for purposes of this Severance Agreement. However, an involuntary termination during the term of this Severance Agreement from a Company Group member after which you are no longer employed by any member of the Company Group shall entitle you to severance benefits in accordance with the terms and conditions of this Severance Agreement.

No Contract of Employment for a Particular Duration

Finally, please note that this Severance Agreement is not a contract of employment for any specific duration of time and that you remain an employee-at-will, meaning that either you or the Company can terminate your employment at any time for any or no reason.

Strategic Hotel Funding, L.L.C.

By:

Title:

AGREED TO AND ACCEPTED as of this day of , 2004.

Steven Kisielica

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